Exhibit 99.1

FOR IMMEDIATE RELEASE

INTERNATIONAL COAL GROUP REPORTS

SECOND QUARTER 2007 RESULTS

Scott Depot, West Virginia, July 19, 2007 – International Coal Group, Inc. (NYSE:ICO) today reported its financial results for the second quarter ended June 30, 2007.

•	Revenues were $208.1 million for the second quarter of 2007, compared to $225.1 million for the same period a year ago.

•

The Company reported a net loss of $10.2 million, or $0.07 per share on a diluted basis, compared to a net loss of $0.6 million, or essentially break-even per share on a diluted basis, for the same period in 2006. The increased net loss was primarily due to fewer tons sold compared to the same period in 2006, resulting from the delayed ramp-up of new mine production, geologic issues at several other mines, and constricted rail service that delayed June shipments.

•

EBITDA, or income from continuing operations before net interest expense, income taxes and depreciation, depletion, amortization and minority interest, was $11.3 million for the second quarter of 2007, compared to $20.3 million for the second quarter of 2006. Second quarter 2007 EBITDA reflected a $2.2 million charge for costs related to shut-in of the Flint Ridge surface mine.

“Taking into account the charge for Flint Ridge, EBITDA performance in the second quarter was essentially flat in comparison to the first quarter,” said Ben Hatfield, President and CEO of ICG. “However, from a performance standpoint, the second quarter was disappointing on several fronts. Second quarter profits were negatively affected by the Flint Ridge mine reclamation charge, costs arising from new state and federal mine regulations, and by adverse geological conditions encountered at our Knott County, Buckhannon, and Vindex operations. Additionally, the expected boost from newly developed mining operations was suppressed by delayed regulatory approvals at Philippi’s Sentinel-Clarion operation and adverse mining conditions at the Raven complex. Despite substantial cost improvement at several key operations, the weak April and May results eclipsed much of the June momentum.”

Hatfield continued, “The delay in new production ramp-up and the other issues largely offset strong second quarter operating performances at our Eastern, East Kentucky, Illinois and ADDCAR business units.

“Just as we were poised to benefit from increased production output in June,” Hatfield added, “several operations were affected by delayed shipments arising from rail service interruptions, which increased our coal inventories by 210,000 tons, or 27%, compared to March 31, 2007. However, overall mine cost performance improved significantly during June compared to all prior months in the first half.”

Six-Month Results

Revenues for the first six months of 2007 totaled $436.4 million, compared to $438.6 million for the same period in 2006. Net loss for the first half was $18.3 million, or $0.12 per share on a diluted basis, versus a loss of $6.8 million, or $0.04 per share on a diluted basis, for the same period in 2006. The Company reported EBITDA of $24.2 million in the first six months of 2007, compared to $30.9 million in the same period in 2006.

Sales, Production and Reserves

ICG sold 4.4 million tons of coal during the second quarter of 2007, compared to 4.9 million tons of coal during the second quarter of 2006. Coal production totaled 4.2 million tons in the second quarter of 2007, compared to 4.1 million tons produced in the same period in 2006.

Operating Highlights

(in thousands, except per ton data)

	2nd Qtr 2007	2nd Qtr 2006	1st Qtr 2007
Tons sold	4,445	4,866	4,981
Coal revenue	$188,033	$212,164	$212,960
Cost of coal sales	$175,437	$186, 541	$194,149
Coal revenue per ton	$42.30	$43.60	$42.75
Cost per ton sold (1)	$39.47	$38.34	$38.98
EBITDA (2)	$11,254	$20,288	$12,923

(1)	“Cost per ton sold” is calculated as Cost of coal sales divided by Tons sold. Although Cost per ton sold is not a measure of performance calculated in accordance with GAAP, management believes that it is useful to an investor in evaluating performance because it is widely used in the coal industry as a measure to evaluate a company’s control over its costs. Cost per ton sold should not be considered in isolation or as a substitute for measures of performance in accordance with GAAP. In addition, because Cost per ton sold is not calculated identically by all companies, ICG’s presentation may not be comparable to other similarly titled measures of other companies.

(2)	See note (a) to attached financial data

As of June 30, 2007, ICG controlled approximately 1.1 billion tons of coal reserves located primarily in Illinois, Kentucky, West Virginia, Maryland and Virginia. Additionally, the Company controls approximately 560 million tons of non-reserve coal deposits, which may become classified as reserves in the future as additional drilling and geotechnical work is completed.

Market Outlook and Committed Sales

Recent data from the Energy Information Administration indicate that year-to-date Central Appalachian regional coal production is down nearly 10 million tons, compared to the same period a year ago, while electricity generation is up 3% for the same period, according to the Edison Electric Institute. Additionally, U.S. coal exports are up year to date through May while coal imports are down for the same period. ICG expects the first significant inventory drawdown of this year to occur in July with further depletion anticipated in August. ICG expects this anticipated depletion to stimulate more normal utility buying activity for the balance of this year.

“We believe the spot market will improve somewhat in the second half of 2007 and more so as we move into 2008,” said Hatfield. “A key driver will be the level of utility inventory drawdowns as the summer burn period progresses. High inventories have dampened spot coal demand over the past several months. We will continue to closely manage our production in light of the current pricing environment. There are several factors at play that could drive a more robust turnaround later this year. We expect international conditions, including port congestion in Australia and high ocean freight rates, to keep U.S. exports at elevated levels while imports remain flat. We expect that these international factors, coupled with domestic regulatory issues that could lead to material production constraints, will result in more favorable pricing conditions during the second half of the year.”

For 2007, the Company’s committed sales are approximately 18 million tons, or 93% of current planned shipments. The committed tonnage is priced at an average of $42.46 per ton, excluding freight and handling expenses. Committed sales for 2008 and 2009 represent approximately 67% and 51%, respectively, of planned shipments.

Operational Update

•

Development of the new ICG Beckley complex in Raleigh County, West Virginia, is proceeding on schedule for commencement of normal production in the third quarter of 2007. The first trainload of construction-phase coal was loaded on June 16. At full production, the Beckley complex is expected to produce 1.3 million tons annually of high-quality, low-volatile metallurgical coal to supply both domestic and export steel markets. Also during the second quarter of 2007, ICG’s Wolf Run subsidiary reactivated the idle Baybeck preparation plant, located near Beckley, West Virginia, to process and ship metallurgical coal from the ICG Beckley developmental mining and from other regional sources.

•

Production at the Sentinel-Clarion mine in Barbour County, West Virginia, has improved significantly since mid-June, when MSHA approved the mine’s extended cut plan. MSHA restrictions on the mine’s cut depth had substantially reduced advance rates and production in the second quarter. The Sentinel-Clarion mine ships coal to both high-volatile metallurgical and utility customers. At full capacity, the mine is expected to produce over 1.5 million tons annually.

•

The West Virginia Department of Environmental Protection issued a permit on June 5, 2007 for the Tygart No. 1 underground longwall mine and preparation plant complex. The company began site development work at Tygart with major construction expected to begin early in 2008. Production startup is projected in mid-2009. At full production, ICG expects Tygart No. 1 to produce 3.5 million tons annually of high quality coal that is well suited to both the utility market and the high volatile metallurgical market. As anticipated, an environmental activist group has filed an appeal of the permit with the West Virginia Surface Mining Board. The company will vigorously defend this appeal.

•

Growth continues at the new Raven mining complex in Knott County, Kentucky. ICG expects coal production at the new Raven No. 2 mine to begin this month. Mining conditions at the Raven No. 1 mine are steadily improving as the mine faces are advanced beyond the adverse geologic conditions encountered through the first half of the year. At full production, ICG expects the Raven mining complex to produce 1.2 million tons annually.

•

In July, ICG East Kentucky purchased the Sandlick rail-loading facility, located on the Norfolk Southern railway near Sidney, Kentucky, from Sidney Coal Company, Inc. Ownership of this facility is expected to significantly reduce trucking costs from the new Mt. Sterling surface mine. The Sandlick facility is expected to commence operations in the second half of this year.

Other Recent Developments

•

The Company’s ICG ADDCAR Systems subsidiary in June completed the first sale of its new Narrow Bench Highwall Mining System. This system will be used at Ohio American Energy’s Salt Run Mine under development in Belmont County, Ohio.

•

ICG, LLC entered into a long-term coal supply agreement with an affiliate of Secure Energy, LLC for a substantial portion of the base load demand for Secure Energy’s planned Decatur, Illinois coal gasification plant. The coal will be produced at the Viper Mine in Elkhart, Illinois. Shipments are expected to begin during the fourth quarter of 2008 or in early 2009. At projected plant capacity, ICG expects to supply approximately 600,000 tons annually. The Decatur plant plans to convert up to 1.4 million tons per year of high-sulfur Illinois coal into natural gas. Management believes that coal gasification represents a significant new growth market and that ICG will be well positioned as this market emerges.

•

ICG Illinois and City Water, Light & Power (CWLP) concluded price re-opener negotiations under their long-term coal supply agreement. ICG Illinois’ Viper Mine is the sole coal supplier to CWLP’s coal plants near Springfield, Illinois. The parties entered into an amendment, retroactive to January 1, 2007, that establishes pricing through December 31, 2011. Management believes the new price reflects the current market for long-term contracts in this region and represents a significant increase over prior pricing set in 2001.

•

The Tennessee Valley Authority awarded ICG, LLC a new six-year contract for a total of 3.6 million tons to be supplied from the ICG Hazard and Flint Ridge operations. The parties are currently negotiating the formal written contracts and expect to conclude this process in the upcoming weeks.

•

ICG, LLC entered into coal supply contracts to ship 625,000 tons of metallurgical coal over approximately the next 12 months. Under these contracts, the Sentinel-Clarion mine will ship 425,000 tons of high-volatile metallurgical coal, and the ICG Beckley Complex and Wolf Run’s Baybeck plant will ship another 200,000 tons of low-volatile metallurgical product,

•

ICG, LLC settled its pending litigation against Massey Energy Company and its affiliates. The Company had asserted various claims related to the failure to ship coal that was ultimately supplied to a large utility customer. During 2008 through 2010, Massey will ship all tonnage previously missed at prices specified in the original contract.

Liquidity

As of June 30, 2007, the Company had $16.5 million in cash. However, while the Company is in compliance with its debt covenants as of June 30, 2007, weak performance in the first half of the year led management to proactively seek additional sources of liquidity to provide financial flexibility and to avoid constraining its capital growth program for Beckley, Sentinel and Tygart.

On July 16, 2007, the Company and its subsidiaries, including ICG, LLC, entered into a $25.0 million credit facility with certain funds affiliated with WL Ross & Co. LLC. ICG and its subsidiaries are jointly and severally liable for the loan. The proceeds of the loan will be used for working capital and other general corporate purposes and will mature on the earlier of the Company’s conclusion of a larger capital markets transaction or 90 days.

Interest on the loan will accrue at the rate of LIBOR plus 3.5% per annum, payable monthly. The loan may be prepaid at ICG’s option at any time without penalty. ICG is actively pursuing a larger capital markets transaction that would be expected to provide sufficient liquidity through the end of 2008. WL Ross & Co. LLC has communicated to the Company that it is committed to ensuring that ICG has sufficient liquidity to pursue its current business plan. ICG’s capital requirements for the balance of 2007 and 2008 relate largely to investment in new lower cost operations, principally the completion of the Beckley project and the initial phase of the Tygart Valley project.

Outlook

The Company is adjusting its previously disclosed guidance for 2007:

•

For 2007, the Company continues to expect to sell 19 million to 20 million tons of coal; but the average selling price is projected to be $42.00 to $43.00 per ton, with average cost per ton sold expected to be $38.00 to $39.00, excluding selling, general and administrative expenses. Coal production is still expected to total 17 million to 18 million tons for the year.

•	Capital expenditures are expected to total approximately $177 million in 2007 and $142 million in 2008.

General Information

ICG is a leading producer of coal in Northern and Central Appalachia and the Illinois Basin. The Company has 11 active mining complexes, of which 10 are located in Northern and Central Appalachia and one in Central Illinois. ICG’s mining operations and reserves are strategically located to serve utility, metallurgical and industrial customers throughout the Eastern United States.

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For more information, contact: Ira Gamm, vice president – investor and public relations, at (304) 760-2619.

Forward-Looking Statements

This press release contains certain statements that are forward-looking statements within the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. Because these forward-looking statements are subject to various risks and uncertainties, actual results may differ materially from those implied in the forward-looking statements. The following factors are among those that may cause actual results to differ materially from the forward-looking statements: market demand for coal, electricity and steel; availability of qualified workers; future economic or capital market conditions; weather conditions or catastrophic weather-related damage; ICG’s production capabilities; the ongoing integration of Anker and CoalQuest into ICG’s business; the consummation of financing, acquisition or disposition transactions and the effect thereof on ICG’s business; ICG’s plans and objectives for future operations and expansion or consolidation; ICG’s relationships with, and other conditions affecting, ICG’s customers; the availability and cost of key supplies or commodities, such as diesel fuel, steel, explosives or tires; prices of fuels which compete with or impact coal usage, such as oil or natural gas; timing of reductions or increases in customer coal inventories; long-term coal supply arrangements;

risks in coal mining; unexpected maintenance and equipment failure; environmental, safety and other laws and regulations, including those directly affecting ICG’s coal mining and production, and those affecting ICG’s customers’ coal usage; competition; railroad, barge, trucking and other transportation availability, performance and costs; employee benefits costs and labor relations issues; replacement of ICG’s reserves; ICG’s assumptions concerning economically recoverable coal reserve estimates; availability and costs of credit, surety bonds and letters of credit; title defects or loss of leasehold interests in ICG’s properties which could result in unanticipated costs or inability to mine these properties; future legislation and changes in regulations or governmental policies or changes in interpretations thereof, including with respect to safety enhancements; the impairment of the value of goodwill; the ongoing impact from the Sago mine accident; ICG’s liquidity, results of operations and financial condition; the adequacy and sufficiency of ICG’s internal controls and legal and administrative proceedings, settlements, investigations and claims. Forward-looking statements made by ICG in this press release or elsewhere speak only as of the date on which the statements were made. See also the “Risk Factors” of our 2006 Annual Report on Form 10-K, which is currently available on our website at www.intlcoal.com. New risks and uncertainties arise from time-to-time, and it is impossible for ICG to predict these events or how they may affect ICG or its anticipated results. ICG has no duty to, and does not intend to, update or revise the forward-looking statements in this news release after the date of issue, except as may be required by law.

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED INCOME STATEMENTS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2007 AND 2006

(in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenues:
Coal sales revenues	$188,033	$212,164	$400,993	$415,500
Freight and handling revenues	4,571	4,596	9,601	9,193
Other revenues	15,446	8,383	25,770	13,953

Total revenues	208,050	225,143	436,364	438,646
Costs and expenses:
Cost of coal sales	175,437	186,541	369,586	367,553
Freight and handling costs	4,571	4,596	9,601	9,193
Cost of other revenues	11,196	6,602	19,384	14,790
Depreciation, depletion and amortization	21,794	16,596	42,970	33,692
Selling, general and administrative	8,214	7,971	16,842	17,964
Gain on sale of assets, net	(2,312)	(158)	(2,354)	(929)

Total costs and expenses	218,900	222,148	456,029	442,263

Income (loss) from operations	(10,850)	2,995	(19,665)	(3,617)
Interest and other income (expense):
Interest expense, net	(5,870)	(4,328)	(12,201)	(6,383)
Other, net	310	697	872	788

Total interest and other expense, net	(5,560)	(3,631)	(11,329)	(5,595)

Loss before income taxes and minority interest	(16,410)	(636)	(30,994)	(9,212)
Income tax benefit	6,289	234	12,444	2,509
Minority interest	(113)	(199)	248	(87)

Net loss	$(10,234)	$(601)	$(18,302)	$(6,790)

Other Data:
EBITDA (a)	$11,254	$20,288	$24,177	$30,863
Net income per share:
Basic and diluted	$(0.07)	$(0.00)	$(0.12)	$(0.04)
Weighted average shares - basic	152,239,527	151,992,579	152,186,028	151,936,375
Weighted average shares - diluted	152,239,527	151,992,579	152,186,028	151,936,375

(a)	This press release includes a non-GAAP financial measure within the meaning of applicable SEC rules and regulations. EBITDA is defined as income from continuing operations before deducting net interest expense, income taxes and depreciation, depletion and amortization, and minority interest. EBITDA is not, and should not, be used as a substitute for operating income, net income and cash flow as determined in accordance with generally accepted accounting principles. We present EBITDA because we consider it an important supplemental measure of our performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, substantially all of which present EBITDA when reporting their results. We also use EBITDA for the following purposes: Our executive compensation plan bases incentive compensation payments on our EBITDA performance measured against budgets and a peer group. Our credit facility uses EBITDA (with additional adjustments) to measure our compliance with covenants, such as interest coverage and leverage. EBITDA is also widely used by us and others in our industry to evaluate and price potential acquisition candidates. EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are that EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments; changes in, or cash requirements for, our working capital needs; interest expense, or the cash requirements necessary to service interest or principal payments, on our debts. Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future. EBITDA does not reflect any cash requirements for such replacements. Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure. A reconciliation of EBITDA to GAAP net income appears at the end of this document.

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF JUNE 30, 2007 AND DECEMBER 31, 2006

(in thousands)

	June 30, 2007	December 31, 2006
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$16,466	$18,742
Accounts receivable, net	66,867	71,093
Inventories, net	53,540	40,587
Deferred income taxes	14,030	8,493
Prepaid expenses and other	26,964	31,728

Total current assets	177,867	170,643
Property, plant, equipment and mine development, net	976,411	926,972
Debt issuance costs, net	12,241	12,472
Advanced royalties, net	15,380	12,719
Goodwill	194,130	192,222
Other non-current assets	6,179	6,852

Total assets	$1,382,208	$1,321,880

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$71,593	$54,081
Short-term debt	4,877	19,815
Current portion of long-term debt and capital leases	4,098	1,749
Current portion of reclamation and mine closure costs	5,492	4,198
Current portion of employee benefits	2,555	2,555
Accrued expenses and other	65,104	57,742

Total current liabilities	153,719	140,140
Long-term debt and capital leases	249,693	178,286
Reclamation and mine closure costs	93,974	88,472
Employee benefits	49,802	45,390
Deferred income taxes	136,242	143,079
Below-market coal supply agreements	48,404	58,882
Other non-current liabilities	7,878	9,186

Total liabilities	739,712	663,435
Minority interest	721	1,096
Stockholders’ equity:
Common stock	1,529	1,529
Additional paid-in capital	636,634	633,937
Accumulated other comprehensive income	(4,136)	(4,278)
Retained earnings	7,748	26,161

Total stockholders’ equity	641,775	657,349

Total liabilities and stockholders’ equity	$1,382,208	$1,321,880

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED CASH FLOW STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2007 AND 2006

(in thousands)

	Six Months Ended June 30,
	2007	2006
Cash flows from operating activities:
Net loss	$(18,302)	$(6,790)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation, depletion and amortization	42,970	33,692
Amortization of deferred finance costs	1,278	2,253
Minority interest	(248)	87
Compensation expense on restricted stock and options	2,697	2,993
Gain on sale of assets, net	(2,354)	(929)
Deferred income taxes	(12,582)	(5,385)
Amortization of accumulated post-retirement benefit obligation	142	—
Changes in assets and liabilities:
Accounts receivable	4,350	(11,985)
Inventories	(12,953)	(14,858)
Prepaid expenses and other	4,764	8,077
Other non-current assets	(1,060)	(1,779)
Accounts payable	4,070	(62)
Accrued expenses and other	7,308	9,589
Reclamation and mine closure costs	3,744	1,692
Other liabilities	2,936	2,174

Net cash from operating activities	26,760	18,769
Cash flows from investing activities:
Proceeds from the sale of assets	4,663	3,248
Net proceeds from sale-leaseback	—	5,413
Additions to property, plant, equipment and mine development	(74,943)	(85,262)
Cash paid related to acquisitions and net assets acquired	(6,939)	(2,892)
Withdrawals of restricted cash	499	237

Net cash from investing activities	(76,720)	(79,256)
Cash flows from financing activities:
Borrowings on short-term debt	553	—
Repayments on short-term debt	(15,492)	(7,422)
Borrowings on long-term debt	65,000	70,000
Repayments on long-term debt and capital leases	(1,330)	(111,747)
Proceeds from senior notes offering	—	175,000
Debt issuance costs	(1,047)	(8,739)

Net cash from financing activities	47,684	117,092

Net change in cash and cash equivalents	(2,276)	56,605
Cash and cash equivalents, beginning of period	18,742	9,187

Cash and cash equivalents, end of period	$16,466	$65,792

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

RECONCILIATION OF NET LOSS TO EBITDA

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2007 AND 2006 (Unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Net loss	$(10,234)	$(601)	$(18,302)	$(6,790)
Depreciation, depletion & amortization	21,794	16,596	42,970	33,692
Interest expense, net	5,870	4,328	12,201	6,383
Income tax benefit	(6,289)	(234)	(12,444)	(2,509)
Minority interest	113	199	(248)	87

EBITDA	$11,254	$20,288	$24,177	$30,863